ARC Group Worldwide, Inc. 8-K

Exhibit 99.1

8/8/2013

ARC Group Worldwide, Inc. Announces Board and Management Transitions

DELAND, Fla.

ARC Group Worldwide, Inc. (NASDAQ Capital Market: ARCW; the “Company” or “ARC”) announced transitions on its Board of Directors as well as the re-appointment of Mr. Jason Young as Chief Executive Officer. Mr. Young will continue to serve as Chairman of the Company. Mr. Marten, previously serving as CEO of the Company, will continue in a leadership role as CEO of the Company’s metal injection molding (“MIM”) business, as well as continuing to serve as a member of the Board of Directors.

The Board of Directors has also appointed Mr. Eddie Neely as a new director on the Board. Mr. Neely shall serve on the Board's Audit Committee and Compensation Committee. Mr. Neely will also serve as the Company’s designated Audit Committee Financial Expert. Mr. Neely replaces outgoing director Mr. Jerrold H. Abrahams, who has resigned from the Company’s Board. The Board has determined that Mr. Neely meets the independence standards and the Audit Committee Composition standards under the applicable rules of the NASDAQ and the U.S. Securities and Exchange Commission. Mr. Neely has been appointed to serve for a term that will expire at the next shareholders’ meeting at which directors are elected, or until his successor is duly elected and approved.

Mr. Neely has extensive experience serving as an executive officer and CFO within private and public companies. Most recently, Mr. Neely served as an executive at Alpha Natural Resources, Inc. (NYSE: ANR), holding positions as the CFO and Chief Risk Officer. Before joining ANR, Mr. Neely was CFO of Whites Fresh Food, Inc., a family-owned supermarket chain. He also served as Controller for Hunt Assisted Living, LLC, and Director of Accounting for The Brink’s Company and held various accounting and finance positions with Pittston and its subsidiaries prior to that. Mr. Neely graduated magna cum laude with a B.S. in Accounting from East Tennessee State University. Mr. Neely is also a Certified Public Accountant and served in the US Army.

Commenting on the changes, Mr. Jason Young, Chairman and CEO said, "Mr. Abrahams has been a valuable Board member and we are grateful for his service to the Company, particularly through this transition period.” He further added, “We are very pleased to welcome Mr. Neely to our Board. Mr. Neely’s experience as a public company CFO will be particularly valuable to the Company as we strive to build the business over time.”

“We are grateful to Mr. Marten’s service as CEO of ARC during this interim basis, as we assess the best way to structure the Company going forward,” said Jason Young, Chairman and CEO. He further added, “As we build ARC’s MIM business, along with our existing and potentially new businesses at the Company, we feel Mr. Marten’s time would be best served focusing on the day-to-day MIM business going forward. I am excited about stepping back into the Company’s CEO position and taking a more active role, as we endeavor to build a leading, diversified manufacturing and materials technology company.”

Regarding the management changes, Mr. Marten said, “I am honored to have assisted the Company as the CEO during the transition period and look forward to focusing my daily efforts back on the MIM business. I believe there is substantial opportunity to continue to build our dominance in the MIM industry and I look forward to re-directing my attention to operating and building the MIM business.” Commenting on the other changes, he further added, “We welcome Mr. Neely’s public company financial expertise to our Board and having Mr. Young step again into the CEO role as we strive to expand the Company beyond the MIM industry.”

ABOUT ARC GROUP WORLDWIDE, INC.

The Company, through its operating subsidiaries AFT, QMT, ARC Wireless LLC and ARC Wireless Ltd., is a global diversified manufacturer and materials technology company, active in metal injection molding, flanges, specialty hermetic seals, and wireless equipment. For more information about the Company, please visit www.arcgroupworldwide.net.

IMPORTANT INFORMATION

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on the Company’s current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans and integration efforts related to the recent transactions, pro-forma statements and financial projections, the Company’s ability to expand its services and realize growth and efficiencies through the acquisitions discussed herein, merger-related expenses and the impact of the transaction on the Company’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by the Company with the Securities and Exchange Commission.

ARC Group Worldwide, Inc.
Mark Jeske, 303-467-5236
Investor Relations